Exhibit 23.01

Independent Auditors’ Consent

We consent to the use of our report dated March 6, 2006, with respect to the financial statements of AT&S Holdings, Inc. for the two years ended December 31, 2005 and 2004, included herein. We also consent to the reference to our firm under the caption "Experts" in the prospectus.

/s/ HAROLD J. NICHOLSON, CHARTERED
By: Harold J. Nicholson, Chartered

Overland Park, Kansas
May 23, 2006